Exhibit (e)(2)

Schedule A

As of December 10, 2021, this Schedule A forms a part of the Principal Underwriter Agreement dated as of February 23, 2006 (the “Agreement”) between MassMutual Premier Funds and MML Distributors, LLC. As of December 10, 2021, this Schedule A supersedes any previous versions of said Schedule A.

Name of Series	Classes of Shares

MassMutual Balanced Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Core Bond Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Disciplined Growth Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Disciplined Value Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Diversified Bond Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Global Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Inflation-Protected and Income Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual International Equity Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Main Street Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Small Cap Opportunities Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Strategic Emerging Markets Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual U.S. Government Money Market Fund	R5

MASSMUTUAL PREMIER FUNDS		MML DISTRIBUTORS, LLC

By:	/s/ Renee Hitchcock	By:	/s/ Paul LaPiana
Name:	Renee Hitchcock	Name:	Paul LaPiana
Title:	CFO and Treasurer	Title:	CEO and President